Exhibit 99.2

CONSENT OF

DEUTSCHE BANK SECURITIES INC.

Board of Directors

McLeodUSA Incorporated

16479 Dallas Parkway

Suite 700

Bent Tree Towers II

Dallas, TX 75248

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated September 16, 2007, to the Board of Directors of McLeodUSA Incorporated as Annex C to the joint proxy statement / prospectus which forms a part of the Registration Statement of PAETEC Holding Corp. on Form S-4, and to the references made to our firm and such opinion in such joint proxy statement/prospectus under the captions “SUMMARY—Other Information Regarding the Merger—Fairness Opinion Presented to the McLeodUSA Board of Directors,” “THE MERGER—Background of the Merger,” “THE MERGER—Recommendation of McLeodUSA’s Board of Directors; McLeodUSA’s Reasons for the Merger” and “THE MERGER—Fairness Opinion Presented to the McLeodUSA Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Don Birchenough
Name:	Don Birchenough
Title:	Managing Director

New York, New York

December 18, 2007